EXHIBIT 99.1

Senetek Extends License for Its Sales of Monoclonal Antibodies

Napa, Calif., May 12, 2004 /PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK—News). www/senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced an extension of its agreement with the research foundation under which Senetek is licensed to manufacture and sell monoclonal antibodies used to research various disease states, including Alzheimer’s Disease. Under the agreement, the license for three cell lines has been extended from July 2004 through September 2005, Senetek is to submit to the foundation by December 31, 2004 its business plan for the continued manufacture, marketing and sale of monoclonal antibodies covered by the foundation’s licenses, and upon approval by the foundation all licenses will be extended through June 2011. Senetek will pay the foundation a one-time extension fee and guarantee the foundation royalty receipts for the twelve months ending June 30, 2005 on a par with the past several years.

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Senetek is a life sciences-driven product development and licensing company primarily focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in treating the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skincare marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek just announced new agreements with Valeant Pharmaceuticals under which it gained rights to license Zeatin, a patented analogue of Kinetin, on an exclusive basis throughout the world on substantially the same commercial terms as under its Kinetin license. Senetek’s researchers at the University of Aarhus, Denmark, are collaborating with the Institute of Experimental Botany, Prague, and Beiersdorf AG, Hamburg, to identify and evaluate new compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext.102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply success in further extending Senetek’s license agreement with the foundation and a continuation of revenues from sales of monoclonal antibodies. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.